UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

CDW CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	333-169258	26-0273989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue Vernon Hills, Illinois		60061
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 465-6000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Compensatory Arrangements of Certain Officers.

On November 12, 2010, the Board of Directors amended and restated the CDW Senior Management Incentive Plan (the “Senior Management Plan”). The Senior Management Plan is intended to provide incentives to participants in the plan and thereby advance the interests of the Company by attracting and retaining senior officers and managers of the Company and its subsidiaries and affiliates and motivating such persons to act in the best interests of the Company’s equityholders. Participants in the Senior Management Plan shall consist of such senior officers and managers of the Company and its subsidiaries and affiliates, as the Compensation Committee may select from time to time. The Compensation Committee will be responsible for interpreting, construing and administering the Senior Management Plan.

The Compensation Committee will have the discretion under the Senior Management Plan to award quarterly incentive awards and annual incentive awards (collectively, the “Incentive Awards”) to participants. The payment of Incentive Awards will be subject to the satisfaction of certain performance measures for each performance period, and other terms and conditions that may be established by the Compensation Committee. Performance measures may include or be based on one or more of the following: operating income, net income, EBITDA, earnings per share, the price of a share of Common Stock, return to stockholders (including dividends), return on equity, return on assets, revenues, market share, cash flow, cost reduction goals or contribution margin, or any combination of the foregoing.

If the Compensation Committee determines that the performance measure or performance measures applicable to an Incentive Award have been satisfied, the holder of the award will be entitled to a cash payment under the plan. All determinations regarding whether a performance measure has been satisfied, and all other decisions relating to the payment of an Incentive Award, will be within the sole discretion of the Compensation Committee.

The foregoing description of the Senior Management Plan is qualified in its entirety by reference to the plan document, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	CDW Senior Management Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDW CORPORATION

Date: November 15, 2010	By:	/s/ Ann E. Ziegler
Ann E. Ziegler
Senior Vice President and Chief Financial Officer